Filed Pursuant to Rule 433

Registration No. 333-155283

Issuer Free Writing Prospectus dated September 25, 2009 relating to

Preliminary Prospectus Supplement dated September 25, 2009 to

Prospectus dated November 12, 2008

Unum Group

Final Term Sheet Relating to

$350,000,000 Aggregate Principal Amount of

7.125% Senior Notes due 2016

This term sheet relates to the senior notes referenced above (the “notes”) and should be read together with the preliminary prospectus supplement dated September 25, 2009 and the prospectus dated November 12, 2008 (including the documents incorporated by reference therein) relating to the notes offering before making a decision in connection with an investment in the notes. The information in this term sheet supersedes the information in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the preliminary prospectus supplement.

Issuer:	Unum Group (the “Issuer”)

Title of Notes:	7.125% Senior Notes due 2016

Aggregate Principal Amount Offered:	$350,000,000 aggregate principal amount of notes

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	100.000% of principal amount

Underwriting Discount:	0.900% of principal amount; $3,150,000 total

Proceeds, before Expenses:	99.100% of principal amount; $346,850,000 total

Stated Maturity Date:	September 30, 2016

Interest Payment Dates:	Semi-annually in arrears on March 30 and September 30 of each year, beginning on March 30, 2010

Record Dates:	March 15 and September 15

Coupon:	7.125% per annum

Redemption Provision:	Make Whole Call at any time at a discount rate of Treasury plus 50 basis points

Benchmark Treasury:	3.000% due August 31, 2016

Benchmark Treasury Price	100-08

Benchmark Treasury Yield:	2.960%

Spread over Benchmark:	416.5 basis points

Yield to Maturity:	7.125%

Day Count Convention:	30/360

Legal Format:	SEC Registered

CUSIP Number:	91529YAG1

Listing:	None

Ratings[1]

Moody’s	Ba1

S&P	BBB-

Fitch	BBB-

Trade Date:	September 25, 2009

Settlement Date:	T+3; September 30, 2009

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC

Senior Co-Manager:	SunTrust Robinson Humphrey, Inc.

Co-Managers:	Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc.

The Issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents the Issuer has

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Agency ratings are not a recommendation to buy, sell or hold any security, and they may be revised or withdrawn at any time by the rating organization. Each agency’s rating should be evaluated independently of any other agency’s rating. The system and the number of rating categories can vary widely from rating agency to rating agency.

filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement for this offering if you request them by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, New York 10014; Attention: Prospectus Department or by email at prospectus@morganstanley.com; Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; J.P. Morgan Securities Inc. collect at 212-834-4533; or Wells Fargo Securities, LLC at 1-800-326-5897.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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